SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is an agreement between John F. Clifford, for himself, his administrators, executors, spouse, heirs, or assigns, and anyone acting for him, (“Clifford”) and PhotoMedex, Inc., a Delaware corporation (“PhotoMedex” or the “Company”), made as of the 30th of April 2006, to be effective on the Effective Date as defined in Section 5(b) below.

1.	Separation from Employment and Consulting Arrangement.

(a)    PhotoMedex and Clifford have agreed that Clifford will voluntarily resign from the employ of PhotoMedex on or before June 30, 2006 (the “Resignation Date”), at a date mutually acceptable to them, and Clifford and PhotoMedex agree to cancel that Employment Agreement dated March 18, 2005, between Clifford and PhotoMedex (the “Employment Agreement”), to the end that Clifford may pursue other business interests. Until the Resignation Date, Clifford will continue on a full-time basis as Executive Vice President, Dermatology, devoting the majority of his time out of the office and in the field so as to prepare the sales force for the transition occasioned by his departure. Clifford will continue to report to Jeffrey O’Donnell and have use of his office. During the period to the Resignation Date, PhotoMedex shall be free to seek a person to replace Clifford or to realign Clifford’s duties to other employees.

(b)    From the Resignation Date to the second anniversary thereof, Clifford shall be available, at PhotoMedex’s request, to act as a consultant and independent contractor for PhotoMedex, and as of the second anniversary of the Resignation Date, the consulting arrangement shall expire automatically. Clifford shall be available for reasonable telephone consultation regarding current and future customers of PhotoMedex and on Company and competitors’ personnel. Compensation for consultation shall be subsumed within the severance to be paid to Clifford under Section 2(d) and within COBRA premiums described in Section 2(e). If PhotoMedex desires to engage Clifford for consultation on business development projects, then such consultation shall be on terms to be negotiated by, and mutually acceptable to, Clifford and PhotoMedex, it being understood that Clifford shall be free to decline such consultation for any reason or no reason. Clifford will not have use of an office at PhotoMedex during that period. Clifford, as an independent consultant, shall be responsible for his own expenses; PhotoMedex shall reimburse only for those expenses which it specifically has approved in advance and in accordance with Company policy.

2.	Compensation Arrangements.

(a) Until the Resignation Date, Clifford shall continue to receive his full base salary of $300,000 annual in biweekly installments, according to the Company’s normal payroll procedures.

(b)    Until the Resignation Date, Clifford shall continue to enjoy health coverage from the Company plan and to participate in the Company 401K plan and shall continue to earn vacation days and be paid a car allowance, prorated to the date of Resignation.

(c)    PhotoMedex shall make a final payroll and accounting with Clifford in the payroll period following the Resignation Date, including salary, auto allowance, vacation pay, and expense reimbursement. This accounting will also include three payments of $17,500 each, payable on the first day of each of the first, second and third months in the second twelve months of consulting that Clifford will render to PhotoMedex from the first anniversary of the Resignation Date to the second anniversary thereof, as described in Section 1(b), where such payments shall be payable for Clifford’s consulting without income or other tax withholdings over the second twelve months. As part of this accounting, Clifford will return to PhotoMedex any property which PhotoMedex had provided to Clifford for his use in pursuance of Company business.

(d)    From the Resignation Date until the first anniversary thereof, Clifford shall receive, as severance compensation, a fee, payable bi-weekly, equal to his gross base salary in effect at the Resignation Date, viz. $300,000, less withholding taxes applicable to severance payments. From the Resignation Date, Clifford will cease to have a car allowance or to earn vacation days and will not be able to contribute to the 401K plan and will cease to participate in any Company benefit programs, except as set forth in subparagraph (e) below.

(e)    As of the Resignation Date, PhotoMedex shall make available to Clifford, in accordance with COBRA, coverage under the Company’s health plan; PhotoMedex will pay the premiums for such coverage to the sooner of the following dates: the date that Clifford attains age 65 (namely, September 30, 2007) or the date that Clifford secures comparable, full-time employment from another employer. In either case, after September 30, 2007, Clifford shall be responsible for such premiums equal on a monthly basis to the premiums due under the COBRA coverage, for which PhotoMedex will reimburse him through the second anniversary of the Resignation Date in further consideration of Clifford’s continuing service as consultant. As of the Resignation Date, Clifford will cease to be covered by PhotoMedex’s workers’ compensation policy or to enjoy Company-paid disability and life insurance coverage; it shall be at Clifford’s election whether to convert his group life and group disability coverage into coverage for himself alone, for the premiums of which he would be solely responsible.

3.	Stock Options.

(a)    Stock options granted by PhotoMedex to Clifford shall continue to vest up to the Resignation Date as an officer and employee, and as of the Resignation Date. Half of any options remaining unvested as of the Resignation Date will become fully vested, and the other half will then be canceled. After the Resignation Date, Clifford will continue as a consultant of the Company until the second anniversary of the Resignation Date, and during such period and for three months thereafter, the vested options will continue to be exercisable by Clifford, unless an option by its own terms (e.g. 2/18/08) has expired sooner. Set forth on Exhibit A is a listing of options granted to Clifford, the expected status quo of such options as of a hypothetical Resignation Date of June 30, 2006, after vesting 50% of the then-unvested options, and the expiration dates of the options. The provisions of this Section 3 shall supersede the vesting and exercisability provisions of the option agreements covering the discrete grants and shall supersede the provisions of the stock option plans under which such options were granted.

(b) Any options not exercised or otherwise expired by 90 days past the second anniversary of the Resignation Date shall be canceled.

4.	Confidentiality, competition.

(a)    Clifford will not communicate, prior to the date on which the Company may be obliged to make public disclosure of Clifford’s intended resignation, about his resignation to any person, including those in the industry or employees of PhotoMedex, other than Messrs. O’Donnell, Stewart, McGrath, Woodward and Jaffe and Mss. Carmichael, Dailey and Gensel, it being noted that PHMD may inform members of the Sales management and its professional advisors before the public disclosure of Clifford’s intended resignation.

(b)    Until the Resignation Date, Clifford will remain subject to the provisions of Sections 6.1 to 6.4 of the Employment Agreement concerning property rights and obligations, it being understood that among the trade secrets of PhotoMedex are any matters of confidential information of PhotoMedex not in the public domain, confidentiality and will remain subject to the non-solicitation obligations described in Sections 6.5.1 and 6.5.2 of the Employment Agreement. These obligations will continue unchanged through the second anniversary of the Resignation Date, and during the period that Clifford remains subject to such obligations, he will not disparage PhotoMedex, nor will PhotoMedex disparage Clifford.

(c)    Until the Resignation Date, Clifford will likewise remain subject to the non-competition obligations described in Section 6.5.3 of the Employment Agreement. In consideration of the severance payment to be made under Section 2(d), Clifford shall likewise remain subject, for the twelve months following the Resignation Date, to such non-competition obligations, except that the second sentence of Section 6.5.3 of the Employment Agreement is amended to read as follows: “Employee, therefore, agrees that, for a period of two (2) years after the Resignation Date, he will not, as an employee, sole proprietor, partner, or joint venturer, in the same or similar capacity in which he worked for Employer Group, compete with Employer Group in the manufacture, marketing or sales of excimer laser technology in connection with interventional cardiology, psoriasis, or any other field in which Employee has actual knowledge of Employer’s use of excimer laser technology.” Furthermore, Clifford shall be permitted, with PhotoMedex’s consent (such consent not to be unreasonably withheld or delayed), to work as employee or consultant for other companies in the skin care market, provided that such companies do not market products that are, in PhotoMedex’s sole discretion, competitive with those of PhotoMedex as of the Resignation Date. Before embarking on such work, Clifford shall give PhotoMedex at least 15 days’ prior written notice, and if PhotoMedex does not consent to such work, it shall advise Clifford of its reasons therefor. If PhotoMedex does not reply to Clifford’s notice within such 15-day period, then PhotoMedex shall be deemed to have consented.

5.	Waiver and Release.

(a)    In exchange for the promises made to him under this Separation Agreement, Clifford completely waives, releases and forever discharges PhotoMedex, its past, present and future successors and assigns, officers, directors, partners, agents, associates and employees, from all claims, damages (including but not limited to general, special, punitive, liquidated and compensatory damages) and causes of action of every kind, nature and character, known or unknown, in law or equity, fixed or contingent, which he may now have, or he ever had arising from or in any way connected with his employment relationship or the termination of his employment with PhotoMedex or any other matter occurring at any time in the past up to and including the date of this Agreement or involving any continuing effects of any acts or practices which may have arisen or occurred prior to the date of this Agreement. This release includes but is not limited to: any claims of unpaid compensation; all "wrongful discharge" claims; all claims relating to any contracts of employment express or implied; any covenant of good faith and fair dealing express or implied; any tort of any nature; any federal, state, or municipal statute or ordinance; any claims for employment discrimination, including sexual harassment, Pennsylvania Human Relations Act, 43 P.S. Section 951 et seq., Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act, 42 U.S.C. Section 1981, the Worker Adjustment and Retraining Notification Act, and any other federal, state, or municipal laws, ordinances and regulations relating to employment, and any and all claims for attorney's fees and costs. Clifford understands that this release does not apply to any claims arising under the ADEA after the Effective Date of this Agreement.

(b)    Clifford acknowledges hereby that he understands that, since he is aged 40 or older, he has no fewer than 21 days from the date he has received this Agreement to consider and sign this Agreement. Clifford also understands that, as he is aged 40 or older, he has seven days to revoke this Agreement after he signs it. Clifford understands that any such revocation must be in writing and must be received by PhotoMedex's Corporate Counsel at 147 Keystone Drive, Montgomeryville, PA 18936 no later than 5 p.m. on the last day of the applicable revocation period. The Effective Date of this Agreement is the day after the seven-day revocation period ends. Clifford understands that he will not receive the benefits and privileges of this Agreement sooner than the Effective Date and then only if he has not revoked this Agreement pursuant to this Section 5.

(c)    Except as to rights provided under this Agreement, Clifford acknowledges that the benefits inuring to him under this Separation Agreement are provided to him in full and complete satisfaction and discharge of any and all obligations that PhotoMedex has or may have to him as an employee and that he has been paid all the salary, bonuses, benefits and other compensation that are due to him.

6.	Agreement Not to Sue and Damages.

(a)    Clifford further agrees not to sue PhotoMedex for any claims covered by this Separation Agreement or the Employment Agreement. If Clifford should sue in violation of this Agreement and not be the prevailing party in the suit, he agrees to pay all costs and expenses incurred by PhotoMedex in defending against a suit or enforcing this Agreement, including court costs, expenses and reasonable attorneys’ fees.

(b)    PhotoMedex agrees not to sue Clifford for any claims covered by this Agreement or the Employment Agreement. If PhotoMedex should sue in violation of this Agreement and not be the prevailing party in the suit, it agrees to pay all costs and expenses incurred by Clifford in defending against a suit or enforcing this Agreement, including court costs, expenses and reasonable attorneys’ fees.

(c)    Excluded from the release and the covenant not to sue are any claims which cannot be waived by law, including without limitation an ADEA claim to the extent such an exception is required by law, and the filing of a charge with the Equal Employment Opportunity Commission. But Clifford agrees to waive any right to any monetary recovery, should any government agency pursue any claims on his behalf. Clifford also acknowledges that he has not suffered any on-the-job injury for which he has not already filed a claim.

(d)    Clifford further acknowledges and agrees that in the event he may breach the provisions of this Agreement, PhotoMedex shall: (i) be entitled to apply for and receive an injunction to restrain any violation of this Agreement, and (ii) Clifford shall be obligated to pay to PhotoMedex its costs and expenses in obtaining such injunction and/or enforcing this Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees), and the foregoing shall not affect the validity of this Agreement and such relief does not constitute in any way a penalty or a forfeiture.

7.	Miscellaneous.

(a)    This Agreement is deemed made and entered into in the Commonwealth of Pennsylvania, and in all respects shall be interpreted, enforced and governed under the internal laws of the Commonwealth of Pennsylvania. Any dispute under this Agreement shall be adjudicated by a court of competent jurisdiction in the Commonwealth of Pennsylvania.

(b) Clifford represents and warrants that he will not seek, and waives any right or claim to, employment now or in the future by PhotoMedex.

(c)    This Agreement resolves all matters between Clifford and PhotoMedex and supersedes any other written or oral agreement between Clifford and PhotoMedex. The Employment Agreement of March 18, 2005, is canceled as of the Effective Date of this Agreement, except as specifically set forth herein.

(d)    Clifford agrees that he is signing this Agreement knowingly and voluntarily, that he has not been coerced or threatened into signing this Agreement and that he has not been promised anything not set forth in this Agreement in exchange for signing this Agreement. If any part of this Agreement is found to be illegal or invalid, the rest of this Agreement will still be enforceable.

(e)    This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Faxed copies will be effective and binding.

(f)    By this Agreement, Clifford understands further that he has been advised to consult with an attorney of his own choice at his own expense before signing below. He has done so. PhotoMedex agrees to pay Clifford’s attorney fees incurred in the review and negotiation of this Agreement in an amount not to exceed $3,000. Any rule of law or decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

(g) This Agreement has been individually negotiated and is not part of a group exit incentive or other termination program.

(h) No modification of any provision of this Agreement shall be effective unless made in writing and signed by both PhotoMedex and Clifford.

IN WITNESS WHEREOF, this Agreement has been executed and agreed to as of the date first above written.

JOHN F. CLIFFORD	PHOTOMEDEX, INC.

Date: April 30, 2006	Date:	May 1, 2006
Signature: /s/John F. Clifford	By:	/s/ Jeffrey F. O’Donnell
Name:		Jeffrey F. O’Donnell
Title:		President, CEO

Exhibit A

	Exercise	Grant	Expiry	Vested at	Vested at
Number	Price	Date	Date	05/31/06	06/30/06

33,110	$2.17	02/18/98	02/18/08*	33,110	33,110

99,330	$1.16	08/25/99	08/25/09	99,330	99,330

66,220	$1.07	12/13/00	12/13/10	66,220	66,220

66,220	$1.96	11/28/01	11/28/11	66,220	66,220

99,330	$2.76	05/20/02	05/20/12	99,330	99,330

33,110	$1.65	12/15/03	12/15/13	22,073	27,592**

250,000	$2.78	04/04/05	04/04/10	85,000	167,500***

* Natural expiry date is earlier than 9/30/08.

**27,592 = 22,073 + 50% (33,110 - 22,073).

*** 167,500 = 85,000 + 50% (250,000 - 85,000).